BRF S.A.

A Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

In addition to the announcement to the market released on August 20, 2014, BRF S.A. ("Company" or "BRF") hereby informs its shareholders and the market, in order to clarify information published by third parties, that the Agreement on Control of Concentrations (Acordo em Controle de Concentrações - "ACC") established with the Administrative Council for Economic Defense ("CADE") in relation to the Investment Agreement entered into by the Company with Minerva S.A. ("Minerva") and VDQ Holdings SA, the controlling shareholder of Minerva, on 01 November 2013, provides that the Company and Minerva pledged to adopt a structural solution involving MDF (Minerva Dawn Farms), to eliminate the competition concerns identified in the Opinion of the General Superintendence of CADE issued on June 05, 2014, as informed by Minerva to the market. It is thus clear that none of the commitments entered into with CADE in this context involves actions or determinations that affect or may come upon the assets directly owned or operated by BRF.

São Paulo, August 21, 2014

Augusto Ribeiro Júnior
Chief Financial and Investors Relations Officer